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EXHIBIT 24.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Biocraft Laboratories, Inc. of our report dated June 28, 1994, included in the 1994 Annual Report to Shareholders of Biocraft Laboratories, Inc.

Our audits also included the 1994 and 1993 financial statement schedules of Biocraft Laboratories, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-67060) pertaining to the Biocraft Laboratories, Inc. 1985 Incentive Stock Option Plan, 1989 Directors' Stock Option Plan and Restricted Stock Purchase Plan and in the Registration Statement (Form S-3 No. 33-42706) pertaining to the Dividend Reinvestment and Stock Purchase Plan of our report dated June 28, 1994, with respect to the financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedules included in this Annual Report (Form 10-K) of Biocraft Laboratories, Inc.

                                            /s/ Ernst & Young

Hackensack, New Jersey
June 28, 1994